Exhibit 99.1

Contact:	Arash A. Khazei
Chief Financial Officer United PanAm Financial Corp. Tel: 949.224.1227 e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES

FOURTH QUARTER 2006 RESULTS

2007 REVISED EARNINGS GUIDANCE ISSUED

Newport Beach, California – January 18, 2007 – United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its fourth quarter and year ended December 31, 2006.

For the quarter ended December 31, 2006, UPFC reported income of $1.8 million from continuing operations, compared to income of $5.6 million for the same period a year ago. Interest income increased 21% to $52.1 million for the quarter ended December 31, 2006 from $43.0 million for the same period a year ago. UPFC reported income of $0.10 per diluted share from continuing operations for the quarter ended December 31, 2006 compared to $0.30 per diluted share for the same period a year ago. The reported income in 2006 includes an after tax charge of $427,000, or $0.02 per diluted share, as a result of UPFC’s adoption of Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, on January 1, 2006.

For the year ended December 31, 2006, UPFC reported income of $19.7 million from continuing operations, compared to income of $23.7 million for the same period a year ago. Interest income increased 24% to $195.3 million for the year ended December 31, 2006 from $157.8 million for the same period a year ago. UPFC reported income of $1.06 per diluted share from continuing operations for the year ended December 31, 2006 compared to $1.27 per diluted share for the same period a year ago. The reported income in 2006 includes an after tax charge of $1,467,000, or $0.08 per diluted share, as a result of UPFC’s adoption of SFAS No. 123(R) on January 1, 2006 and it also includes an increase in earnings from the change in estimate related to the allowance for loan losses.

UPFC purchased $116.6 million of automobile contracts during the fourth quarter of 2006, compared with $103.8 million during the same period a year ago, representing a 12% increase. Automobile contracts outstanding totaled $813.5 million at December 31, 2006, compared with $666.2 million at December 31, 2005, representing a 22% increase. In 2006, UPFC opened 24 new auto finance branches bringing its total to 131 branches in 34 states.

The two major factors affecting the Company’s earnings in 2006 were increased interest expense and provision for loan losses. The significant increase in interest expense in 2006 was due to increased cost of funds as a result of higher market interest rates, coupled with the pay down of lower priced securitizations.

The significant increase in the provision for loan losses in the later half of the year was the result of increased defaults due to the slowing consumer finance sector resulting in increased losses. The Company’s annualized net charge-offs increased to 5.22% at December 31, 2006 from 4.51% at December 31, 2005.

The decrease in income from continuing operations for the quarter ended December 31, 2006 compared to the fourth quarter in 2005 primarily reflects the following:

•	Interest income increased approximately $9.1 million to $52.1 million from $43.0 million primarily due to the 22% growth in the loan portfolio during the period. The increase in the total loan portfolio resulted from the purchase of additional automobile contracts in existing and new markets consistent with the planned growth of these operations.

•	Interest expense increased 46% to $10.2 million from $7.0 million primarily due to the growth in the loan portfolio and the increased cost of money due to higher interest rates, coupled with the pay down of lower priced securitizations. As a result, net interest margin decreased from 83.8% in 2005 to 80.4% in 2006.

•	Provision for loan losses increased during the quarter due to the growth in the loan portfolio and an increase in the annualized charge-off rate of 6.91% for the quarter ended December 31, 2006 compared to 5.18% for the same period a year ago.

•	Non-interest expense as a percentage of average loans increased to 10.75% primarily as a result of investment in corporate accounting, human resources, training and information technology to support continued branch expansion. Non-interest expense for the quarter ended December 31, 2006 also included an after tax charge of $427,000, or $0.02 per diluted share, as a result of UPFC’s adoption of SFAS No. 123(R) on January 1, 2006.

In response to current trends in the economy, UPFC has tightened its underwriting criteria and strengthened its collection policies to better manage the loan portfolio, which has resulted in decreased delinquency from 1.04% at September 30, 2006 to 0.93% at December 31, 2006.

During the quarter ended December 31, 2006, UPFC repurchased 76,525 shares of its common stock under its publicly announced share repurchase program at an average price of $12.42 per share for an aggregate purchase price of $1.0 million. The share repurchase program has reduced the percentage of outstanding shares by 0.5% to 16,713,838 at December 31, 2006 from 16,789,778 at September 30, 2006.

"2006 showed a continued growth of 22% in automobile contracts outstanding and 24% in revenue," said Guillermo Bron, Chairman. “Non controllable variables, such as the slowing of the consumer finance sector, increase in interest rates and the expense of options, had a negative impact on our financial performance. In response to the current economic trends we have tightened our underwriting and collection policies.”

Securitizations

On December 14, 2006, the Company completed its 2006B securitization for $250 million. The securitization had three sequential pay tranches as follows: $55,000,000 Class A-1 5.34%, $96,000,000 Class A-2 5.15%, and $99,000,000 Class A-3 5.01%. The following table lists each of UPFC’s securitizations as of December 31, 2006:

Issue Number	Issue Date	Original Balance	Balance at December 31, 2006	Original Weighted Average APR	Original Weighted Average Securitization Rate (1)	Gross Interest Rate Spread
(Dollars in thousands)
2004A	September 2004	$420,000	$71,407	22.75%	2.62%	20.13%

2005A	April 2005	$195,000	$71,255	22.80%	3.93%	18.87%

2005B	November 2005	$225,000	$120,793	22.73%	4.78%	17.95%

2006A	June 2006	$242,000	$184,882	22.75%	5.43%	17.32%

2006B	December 2006	$250,000	$250,000	22.58%	5.14%	17.44%

		$1,332,000	$698,337

(1)	Excludes surety, underwriting and issuance costs.

The average monthly borrowing balance on the Company’s warehouse facility was $136.0 million and $115.7 million for the three and twelve months ended December 31, 2006, respectively.

Financial Outlook

For the full year 2007, UPFC projects its diluted earnings per share from continuing operations to range from $1.05 to $1.15. This projection assumes opening 24 to 26 branches, a constant interest rate environment for 2007 and increased annualized charge-offs as a percentage of average loans to 5.45% by the end of 2007.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in sub-prime automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with 131 branch offices in 34 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #

Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)	December 31, 2006	December 31, 2005
Assets

Cash	$8,389	$8,199
Short term investments	19,905	13,096

Cash and cash equivalents	28,294	21,295
Restricted cash	67,987	53,058
Loans	774,075	633,656
Allowance for loan losses	(36,037)	(29,110)

Loans, net	738,038	604,546
Premises and equipment, net	5,034	3,881
Interest receivable	9,018	7,213
Deferred tax assets	16,524	12,956
Other assets	14,594	10,905
Assets of discontinued operations	—	495,318

Total assets	$879,489	$1,209,172

Liabilities and Shareholders’ Equity

Securitization notes payable	$698,337	$521,613
Warehouse line of credit	—	54,009
Accrued expenses and other liabilities	10,977	8,806
Junior subordinated debentures	10,310	10,310
Liabilities of discontinued operations	—	459,519

Total liabilities	719,624	1,054,257

Preferred Stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at December 31, 2006 and December 31, 2005	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 16,713,838 and 17,120,250 shares issued and outstanding at December 31, 2006 and 2005, respectively	60,614	76,054
Retained earnings	99,251	80,182
Unrealized loss on securities available for sale, net	—	(1,321)

Total shareholders’ equity	159,865	154,915

Total liabilities and shareholders’ equity	$879,489	$1,209,172

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Interest Income
Loans	$51,157	$42,402	$192,156	$156,006
Short term investments and restricted cash	969	595	3,114	1,771

Total interest income	52,126	42,997	195,270	157,777

Interest Expense
Securitization notes payable	7,416	5,276	26,954	16,795
Warehouse line of credit	2,576	1,514	8,007	5,780
Junior subordinated debentures	215	184	830	653

Total interest expense	10,207	6,974	35,791	23,228

Net interest income	41,919	36,023	159,479	134,549
Provision for loan losses	17,245	10,041	46,800	31,166

Net interest income after provision for loan losses	24,674	25,982	112,679	103,383

Non-interest Income
Loan related charges and fees	182	103	615	445
Other income	167	107	1,122	385

Total non-interest income	349	210	1,737	830

Non-interest Expense
Compensation and benefits	14,064	10,129	51,905	39,495
Occupancy	1,995	1,513	7,360	5,764
Other	5,901	5,037	21,844	19,212

Total non-interest expense	21,960	16,679	81,109	64,471

Income from continuing operations before income taxes	3,063	9,513	33,307	39,742

Income taxes	1,303	3,876	13,562	16,029

Income from continuing operations	1,760	5,637	19,745	23,713

Income (loss) from discontinued operations, net of tax	8	733	(676)	2,952

Net income	$1,768	$6,370	$19,069	$26,665

Earnings (loss) per share-basic:
Continuing operations	$0.11	$0.33	$1.13	$1.41
Discontinued operations	0.00	0.04	(0.04)	0.17

Net income	$0.11	$0.37	$1.09	$1.58

Weighted average basic shares outstanding	16,771	17,118	17,444	16,874

Earnings (loss) per share-diluted:
Continuing operations	$0.10	$0.30	$1.06	$1.27
Discontinued operations	0.00	0.04	(0.04)	0.16

Net income	$0.10	$0.34	$1.02	$1.43

Weighted average diluted shares outstanding	17,378	18,740	18,699	18,644

Net income for the three and twelve months ended December 31, 2006 included stock-based compensation expense recognized under SFAS No. 123(R) of $427,000 and $1,467,000 net of tax, respectively. There was no stock-based compensation expense recognized during the three and twelve months ended December 31, 2005 because the Company did not adopt the recognition provisions of SFAS No. 123(R) until January 1, 2006. In addition, the net income for the twelve months ended December 31, 2006 included the impact due to the change in accounting estimate in the first quarter of 2006 resulting in a reduction in provision for loan losses of $1.0 million net of tax.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Unrealized Gain (Loss) On Securities, Net	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2005	17,120,250	$76,054	$80,182	$(1,321)	$154,915

Net income	—	—	19,069	—	19,069

Exercise of stock options, net	670,113	(9,290)	—	—	(9,290)

Repurchase of common stock	(1,076,525)	(19,437)	—	—	(19,437)

Tax effect of exercised stock options	—	10,813	—	—	10,813

Stock-based compensation expense	—	2,474	—	—	2,474

Loss on disposition of securities, net	—	—	—	1,321	1,321

Balance, December 31, 2006	16,713,838	$60,614	$99,251	$—	$159,865

United PanAm Financial Corp. and Subsidiaries

Selected Financial Data

(Dollars and shares in thousands)	At or For the Three Months Ended		At or For the Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Operating Data
Contracts purchased	$116,637	$103,804	$550,563	$461,483
Contracts outstanding	$813,524	$666,162	$813,524	$666,162
Unearned discount	$(39,449)	$(32,506)	$(39,449)	$(32,506)
Unearned discount to gross loans	4.85%	4.88%	4.85%	4.88%
Average percentage rate to customers	22.66%	22.72%	22.66%	22.72%
Average yield on automobile contracts, net	27.55%	27.28%	27.89%	27.96%

Loan Quality Data
Allowance for loan losses	$(36,037)	$(29,110)	$(36,037)	$(29,110)
Allowance for loan losses to gross loans net of unearned discount	4.66%	4.59%	4.66%	4.59%
Delinquencies (% of net contracts)
31-60 days	0.60%	0.55%	0.60%	0.55%
61-90 days	0.21%	0.23%	0.21%	0.23%
90+ days	0.12%	0.12%	0.12%	0.12%

Total	0.93%	0.90%	0.93%	0.90%
Repossessions over 30 days past due (% of net contracts)	0.56%	0.44%	0.56%	0.44%
Annualized net charge-offs to average loans(1)	6.91%	5.18%	5.22%	4.51%

Other Data
Number of branches at the end of period	131	107	131	107
Interest Income	$52,126	$42,997	$195,270	$157,777
Interest Expense	$10,207	$6,974	$35,791	$23,228
Net interest margin	$41,919	$36,023	$159,479	$134,549
Net interest margin as a percentage of interest income	80.42%	83.78%	81.67%	85.28%
Net interest margin as a percentage of average loans (1)	20.53%	21.75%	21.10%	22.20%
Non-interest expense to average loans (1)	10.75%	10.07%	10.73%	10.64%
Return on average assets from continuing operations (1)	0.81%	3.16%	2.44%	3.59%
Return on average shareholders’ equity from continuing operations (1)	4.37%	17.21%	12.44%	19.23%
Consolidated capital to assets ratio	18.18%	12.81%	18.18%	12.81%

(1)	Quarterly information is annualized for comparability with full year information.